Exhibit 10.1

AMENDMENT
TO THE
2006 STOCK INCENTIVE PLAN
OF
HONEYWELL INTERNATIONAL INC. AND ITS AFFILIATES

(Amended and Restated as of January 1, 2009)

Pursuant to the authority granted to proper officers of Honeywell International Inc. (the “Company”) by the Management Development and Compensation Committee of the Board of Directors on February 11, 2011, the 2006 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates (Amended and Restated as of January 1, 2009) is hereby amended effective February 11, 2011 by replacing Section 7.3 in its entirety with the following new Section 7.3:

“7.3 Forfeiture Provisions. The Committee may, in its discretion, provide in an Award Agreement terms and conditions that could result in the forfeiture of all or part of an Award, including but not limited to, terms and conditions that relate to non-competition, non-solicitation of customers and/or employees and/or confidentiality of Company information.

Notwithstanding anything in this Plan to the contrary, each Participant acknowledges that the Company may be entitled or required by law, Company policy, the requirements of an exchange on which the Shares are listed for trading or the terms of an Award Agreement, to recoup all or part of the compensation paid to the Participant pursuant to this Plan, and each Participant agrees to comply with any Company request or demand for recoupment.”

HONEYWELL INTERNATIONAL INC.

/s/ Mark James
Mark James
Senior Vice President – Human Resources and
Communications

Dated: April 14, 2011